EXHIBIT 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR NEW YORK, NEW YORK 10017 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com

June 29, 2022

Guided Therapeutics, Inc.

5835 Peachtree Corners East, Suite B

Norcross, Georgia 33606

Re:	Registration Statement on Form S-1 (333-259871)

Ladies and Gentlemen:

We have acted as counsel to Guided Therapeutics, Inc., a Delaware corporation (the “ Company”), in connection with the above-referenced registration statement (the “Registration Statement”) initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on September 29, 2021 (the “Registration Statement”), relating to the offering by the Company of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“ Common Stock”), pre-funded warrants to purchase Common Stock (“Pre-Funded Warrants”), and warrants to purchase shares of Common Stock (the “Public Warrants” and collectively with the Pre- Funded Warrants, the “Warrants”) and shares of Common Stock issuable upon the exercise of the Warrants (the “Warrant Shares”).

The Shares, Warrants and Warrant Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and between the Company and Roth Capital Partners, LLC on behalf of themselves and as representative to the several underwriters to be named therein. The securities are to be offered and sold in the manner described in the Registration Statement and the related prospectus included therein (the “Prospectus”).

For purposes of rendering the opinions set forth below, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion including (i) the Registration Statement, including the exhibits filed therewith, (ii) the Prospectus, (iii) the Company’s fifth amended and restated certificate of incorporation (as amended, the “Certificate of Incorporation”), (iv) the Company’s amended and restated bylaws (as amended, the “ Bylaws”), (v) the corporate resolutions and other actions of the Company that authorize and provide for the filing of the Registration Statement, and we have made such other investigation as we have deemed appropriate. We have not independently established any of the facts so relied on.

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We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have also assumed that all of the shares of Common Stock issuable or eligible for issuance pursuant to exercise of the Warrants following the date hereof will be issued for not less than par value.

Based on the foregoing, we are of the opinion that:

1. Common Stock. When the Registration Statement becomes effective under the Act and when the offering is completed as contemplated by the Registration Statement, the shares of Common Stock will be validly issued, fully paid and non-assessable.

2. Pre-Funded Warrants. When the Registration Statement becomes effective under the Act and when the Pre-Funded Warrants are issued, delivered and paid for, as contemplated by the Registration Statement, such Pre-Funded Warrants will be legally binding obligations of the Company enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Pre-Funded Warrants and the Warrant Agency Agreement.

3. Public Warrants. When the Registration Statement becomes effective under the Act and when the Public Warrants are issued, delivered and paid for, as contemplated by the Registration Statement, such Public Warrants will be legally binding obligations of the Company enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Public Warrants and the Warrant Agency Agreement.

4. Common Stock underlying Warrants. When the Registration Statement becomes effective under the Act and when the offering is completed as contemplated by the Registration Statement, the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants and Public Warrants will be validly issued, fully paid and non-assessable.

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We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law, the laws of the state of New York and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP

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